Exhibit 10.5

EXECUTION COPY

FINISHED PRODUCT SUPPLY AGREEMENT

This FINISHED PRODUCT SUPPLY AGREEMENT (this “Agreement”), dated as of March 24, 2004, is made by and between Barr Laboratories, Inc., a corporation organized and existing under the laws of Delaware (“Barr”), and Galen (Chemicals) Limited, a company organized and existing under the laws of the Republic of Ireland (“Galen”) and shall become effective as of the Effective Date (as defined herein). Barr and Galen are each sometimes referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, this Agreement constitutes the Supply Agreement contemplated by that certain Option and License Agreement, dated as of the date hereof, by and between the Parties (the “License Agreement”);

WHEREAS, Barr has the capability to manufacture the Licensed Products (as defined below); and

WHEREAS, the Parties desire that Barr supply Galen with the Licensed Products under this Agreement on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, whether in the singular or plural, each of the following capitalized terms shall have the meanings set forth in this Article 1:

1.1 “21-Day ANDA” means the Abbreviated New Drug Application number 76-198, which references the product approved under New Drug Application 18-127, filed with the FDA by Barr in order to obtain regulatory approval to commence sale of the 21-Day Licensed Product (and any supplement or amendment filed pursuant to FDA requirements).

1.2 “28-Day ANDA” means the Abbreviated New Drug Application number 76- 238, which references the product approved under New Drug Application 17-716, filed with the FDA by Barr in order to obtain regulatory approval to commence sale of the 28-Day Licensed Product (and any supplement or amendment filed pursuant to FDA requirements).

1.3 “21-Day Licensed Product” means 0.4 mg. norethindrone/.035 mg. ethinyl estradiol 21-day oral tablets, described in, and the sale of which is or will be permitted by, the 21-Day ANDA (to the extent the 21-Day ANDA is or becomes an Approved ANDA).

1.4 “28-Day Licensed Product” means 0.4 mg. norethindrone/.035 mg. ethinyl estradiol 28-day oral tablets, described in, and the sale of which is or will be permitted by, the 28-Day ANDA (to the extent the 28-Day ANDA is or becomes an Approved ANDA).

1.5 “Affiliates” means, with respect to a Party, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party at any time during the period for which the determination of affiliation is being made. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or affairs of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the voting interests.

1.6 “ANDAs” means collectively or either, as the case may be, the 21-Day ANDA and the 28-Day ANDA.

1.7 “Applicable Law” means all applicable laws, statutes, ordinances, rules, regulations (including Current Good Manufacturing Practices), writs, judgments, decrees, injunctions (whether preliminary or final), orders and other requirements (including ANDAs, permits, certificates and other product authorizations and approvals) of any Governmental Authority (including the FTC and FDA or any self-regulatory organization or stock exchange).

1.8 “Approved ANDA” means any of the ANDAs that has been finally approved by the FDA.

1.9 “Business Day” means any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or obligated by Applicable Law to close. Any reference in this Agreement to “day” whether or not capitalized shall refer to a calendar day, not a Business Day.

1.10 “Certificate of Analysis” means a written certification, substantially in the form attached as Schedule 1.10, delivered by Barr to Galen with each shipment of Finished Products.

1.11 “Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources which would be used by that Party consistent with its normal business practices with respect to a product at a similar stage in its development or product life and of similar market potential taking into account efficacy, safety, the anticipated approved labeling, the competitiveness of alternative products in the market place or under development, the patent and other proprietary position of the product, the likelihood of regulatory approval, the commercial value of the product and other relevant factors.

1.12 “Current Good Manufacturing Practices” or “cGMPs” means the current good manufacturing practices and standards as set forth in C.F.R. Parts 210 and 211 and as otherwise established or required by applicable Governmental Authorities in effect at the time and place for the manufacture of Licensed Product, and subject to any arrangements, additions or clarifications agreed from time to time between the Parties in the Quality Agreement.

1.13 “Damages” means any and all costs, losses, claims, liabilities, fines, penalties, awards, verdicts, settlements, judgments, interests and expenses, including reasonable attorney’s fees and costs of suit.

1.14 “Effective Date” means the date on which Galen exercises the Option pursuant to, and in accordance with, Section 2.5 of the License Agreement.

1.15 “FDA” means the United States Food and Drug Administration, or any successor agency thereof.

1.16 “FTC” means the United States Federal Trade Commission, or any successor agency thereof.

1.17 “Final Packaging” means the labeling and packaging of Processed Product in accordance with Applicable Law and the ANDAs, including the package inserts and other components reasonably necessary for the sale or distribution of the Finished Product to the ultimate consumer.

1.18 “Finished Product” shall mean a Licensed Product in its finished form in Final Packaging, ready for sale to the market or distribution as Professional Samples (as defined herein).

1.19 “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty, accident, war, revolution, civil disorder, terrorist attack, embargo, any restriction of any Governmental Authority (to the extent such Government Authority has ruling authority over such Party), or other similar event, beyond the reasonable control of such Party, if and only if the Party affected shall have used Commercially Reasonable Efforts to avoid such occurrence.

1.20 “Fully Loaded Manufacturing Cost” means, with respect to Finished Product, Barr’s internal and external costs, determined in accordance with United States generally accepted accounting principles, as consistently applied by Barr in accordance with its past practice and in the ordinary course of its business, incurred in manufacturing, acquiring, packaging, transporting and/or storing such Finished Product (including product testing activities relating to quality assurance, quality control and regulatory compliance), in each case to the extent related and allocable to the Finished Product supplied to Galen hereunder. Fully Loaded Manufacturing Cost shall not include any cost attributable to general corporate activities, including, by way of example, executive management, investor relations, business development, legal affairs and finance. Attached as Schedule 1.20 is a non-binding sample calculation of Fully Loaded Manufacturing Cost.

1.21 “Governmental Authority” means any governmental, regulatory or administrative authority, court, tribunal, arbitrator, agency, commission, official or other instrumentality of any supranational authority or any federal, state, provincial, municipal, county, city or other political subdivisions thereof.

1.22 “Licensed Product” means the 21-Day Licensed Product or the 28-Day Licensed Product, as applicable, and “Licensed Products” means the 21-Day Licensed Product and the 28-Day Licensed Product, collectively.

1.23 “Person” or “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority, or other entity or organization.

1.24 “Printed Materials” means printed packaging materials relating to any Processed Product and product labels, printed packaging materials or packaging inserts relating to any Finished Product.

1.25 “Processing Activities” means activities relating to production of the Licensed Products, spanning from purchasing raw materials to packaging of the Licensed Products including purchasing raw materials, manufacturing, processing, quality control filling, labeling, packaging, finishing, release and storage and other activities required to be undertaken by Barr or its suppliers and its permitted subcontractors in order to produce Finished Product, and the tests and analyses conducted in connection therewith.

1.26 “Processed Product” means a Licensed Product that has undergone the Processing Activities, prior to being in, and as released for, Final Packaging.

1.27 “Professional Samples” means Processed Product in Final Packaging intended for distribution as professional samples.

1.28 “Specifications” means, for each Licensed Product, such specifications as set forth in Schedule 1.28, as such specifications may be supplemented or modified from time to time hereafter in accordance with the provisions of this Agreement.

1.29 “Territory” means the United States and its states, territories and possessions, including the Commonwealth of Puerto Rico and the District of Columbia.

1.30 “Third Party” means any Person other than Barr, Galen and their respective Affiliates.

ARTICLE 2

SUPPLY BY BARR

2.1 Commitment to Supply. During the term of this Agreement, upon the terms and subject to the conditions of this Agreement, commencing as of the Effective Date, Barr shall use Commercially Reasonable Efforts to supply to Galen or its designee, and Galen shall purchase from Barr, all of Galen’s requirements for Finished Product pursuant to purchase orders delivered from time to time by Galen to Barr in accordance with Section 4.2. During the First License Term (as defined in the License Agreement), neither Barr nor any of its Affiliates shall have the right to manufacture or supply any Licensed Product for or to any other Person. It is expressly understood and agreed by Galen that Barr shall not be required and have no obligation to supply either the 21-Day Licensed Product or the 28-Day Licensed Product until such time as Barr receives the Approved ANDA for the applicable Licensed Product and Galen has exercised the Option (as defined in and in accordance with the License Agreement).

2.2 Responsibility. Unless otherwise specified herein or expressly consented to in writing by Galen and Barr, as between the Parties, Barr shall have control of and discretion over performance of all activities necessary to supply Galen with Finished Product as contemplated hereunder, in each case which shall be exercised in Barr’s reasonable judgment in the ordinary course of business. Unless provided otherwise and only as and if permitted herein, a Party’s sublicensing, subcontracting or designating activities to be performed under this Agreement to an Affiliate or Third Party shall not release such Party from the performance of any of its responsibilities hereunder.

ARTICLE 3

STANDARD TERMS OF SUPPLY OF PRODUCT

3.1 Packaging.

(a) Packaging Layout. Barr shall package the Licensed Products with Galen’s (or its Affiliate’s) trademarks, trade names and/or trade dress in accordance with the applicable Approved ANDA and any applicable FDA regulations and, only if required by Applicable Law, such packaging shall indicate that Barr, or its applicable Affiliate, is the manufacturer thereof. Barr shall promptly provide Galen with information regarding the dimensions and parameters of the Printed Materials. At least 120 days prior to the first production of any new “put-up” of a Licensed Product, Galen shall provide Barr with all artwork, copy or other material developed or produced by Galen for the Printed Materials. Barr will promptly review such suggested layout and make any reasonable objections or comments that it may have to such layout in writing no more than ten (10) Business Days after receipt. The Parties will then discuss the merits of such objections or comments and use their respective Commercially Reasonable Efforts to mutually agree upon any disputed items with respect to the final layout and content of the Printed Materials. Unless Galen agrees to provide Barr with authorized film or equivalent master copy, within a reasonable time of receiving such materials, Barr shall, at Galen’s sole cost and expense, provide Galen with proofs or samples of the Printed Materials to be used with each formulation of each Licensed Product for Galen’s prior review and approval and shall prepare or arrange for the production of camera-ready artwork for the agreed Printed Materials. No change to such Printed Materials may be made without the prior written approval of Galen, which, in the case of changes required by Applicable Law, will not be unreasonably withheld, conditioned or delayed. Galen hereby grants Barr a non-exclusive, royalty-free, right and license to use Galen’s trademarks, trade names and/or trade dress and all artwork, copy or other material developed or produced by Galen for the Printed Materials solely for purposes of fulfilling Barr’s obligations under this Agreement.

(b) Changes to Packaging. Galen may from time to time request changes to the trademark, trade name or trade dress of the Printed Materials, which request shall be handled in accordance with Section 3.1 (a). In addition, Galen may from time to time request that Barr submit for FDA approval changes to the FDA-approved labeling (including tablet color, tablet embossing, package inserts and primary packages) for a Licensed Product. Barr agrees to use its

Commercially Reasonable Efforts to make such submission, obtain FDA approval for and implement such changes, at Galen’s sole cost and expense.

(c) Obsolete Packaging. Barr shall promptly implement any agreed change or approved change, as the case may be, to the Printed Materials pursuant to Section 3.1 (b), or on such other specific timeframe as agreed by the Parties on a case-by-case basis. In the event that Galen requests or is required by an applicable Governmental Authority to make changes in the Printed Materials for a Licensed Product, and Barr has components for such materials in stock that it has purchased specifically for such Licensed Product, Galen shall have the obligation to purchase, at Barr’s cost, the lesser of (a) 6 months’ supply of such components based on forecasts made by Galen for the corresponding Licensed Product with respect to the next 6 months and (b) all of the Barr stock of such components.

(d) Option for Additional Packaging. Galen shall have the option to have Barr manufacture and supply Licensed Product in primary packaging and Final Packaging bearing two different and distinct trademarks, tradenames and/or tradedress (each, a “Brand”). For the avoidance of doubt, Final Packaging for each Brand includes Professional Sample packaging. If Galen so orders Licensed Product under two different Brands, the production and implementation of the Printed Materials relating to the additional Brand shall be handled in accordance with Section 3.1 (a) and (b), and Galen shall provide Barr with separate and distinct forecasts and firm orders for each Brand.

3.2 Manufacturing Regulatory Matters.

(a) Barr shall maintain the ANDAs and any other regulatory approvals necessary for Barr to supply Finished Product hereunder. Barr shall promptly advise Galen in writing of any information arising out of its manufacturing activities that may have adverse regulatory compliance and/or reporting consequences concerning the Finished Product.

(b) Where Barr may lawfully do so, Barr shall provide Galen with access to copies of all filings submitted by Barr to any Governmental Authority for each Licensed Product. Barr shall have the final decision-making authority in every case on whether and how to maintain the ANDAs and any other regulatory approvals necessary for Barr to supply Finished Product hereunder and any other issues in connection with such approvals and on whether and how to communicate with any Governmental Authority; provided, that Barr will not, except where required by, or to fulfill obligations under, Applicable Law or except where required by a Governmental Authority within the scope of its authority, supplement, amend or otherwise alter the ANDAs or any other such regulatory approval so as to breach this Agreement or to adversely alter the rights granted to Galen hereunder or under the License Agreement.

3.3 Quality Agreement. The Parties shall negotiate and agree within thirty (30) days following the date hereof a quality agreement (the “Quality Agreement”), which shall (a) be on terms consistent with those standard in the industry for transactions similar to this Agreement and (b) become effective as of the Effective Date. Each Party agrees to comply with the procedures set forth in the Quality Agreement regarding quality and cGMP related responsibilities, complaints and Adverse Event Monitoring and Reporting. To the extent there are any inconsistencies or conflicts between this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall control unless otherwise agreed to in writing by the Parties in the form of an amendment to this Agreement. In the event that the Quality Agreement contains material provisions that differ from Applicable Law, the Applicable Law shall control.

3.4 Materials Suppliers. In order to fulfill its obligations under this Agreement, Barr may enter into supply agreements with suppliers of the materials necessary to manufacture the Finished Product.

3.5 Manufacturing and Regulatory Changes. The Parties will promptly inform each other, with sufficient notice so that the required actions can be taken in due time, of all significant changes to suppliers of materials, formulations, processes, equipment, facilities, specifications, tests or any item that would affect any regulatory filings for Finished Product. To the extent that such changes are not required by Applicable Law and are made at Barr’s election without the consent of Galen (which consent shall not be unreasonably withheld), Barr shall bear the costs related to any such changes under this Section 3.5.

3.6 Compliance, Documentation, Monitoring and Recordkeeping. Barr shall adhere in all material respect to cGMPs as they apply to the Processing Activities. Barr shall maintain complete and accurate documentation of all validation data, stability testing data, batch records, quality control and laboratory testing and any other data required under cGMPs and other requirements of any relevant Governmental Authority in connection with the performance of any Processing Activities hereunder. Throughout the term of this Agreement, and for so long thereafter as is required by Applicable Law, Barr shall monitor and maintain reasonable records respecting its compliance with cGMPs, including through the establishment and implementation of such operating procedures as are reasonably necessary to assure such compliance.

3.7 Inspection and Audit. Barr shall permit Galen or its representatives to inspect, review and audit: (i) those portions of each facility at which any Processing Activities are performed by Barr (or its Affiliates, sublicensees or subcontractors) and (ii) any of Barr’s manufacturing and quality control records and other documentation relating to the Processing Activities (including any internal quality control audits or reviews conducted by Barr and including the opportunity to meet with Barr personnel). Such inspections, reviews and audits shall be for the purpose of ascertaining compliance with Barr’s obligations under the Quality Agreement and this Agreement and with the ANDAs and cGMPs, and reviewing correspondence, reports, filings and other documents from or to Governmental Authorities to the extent related to the Processing Activities. Any information obtained by Galen through such inspections, reviews and audits shall be treated as confidential information of Barr. Such audits, reviews and inspections shall be conducted at Galen’s expense during normal business hours, upon reasonable notice, and no more than twice per year, and in a manner that does not unreasonably interfere with ongoing operations. Galen’s exercise of its inspection rights hereunder shall not discharge any obligation of Barr under this Agreement, other than its obligation to permit inspection and audit under this Section 3.7.

3.8 Governmental and Regulatory Inspections. Barr shall promptly notify Galen of any inspections by any Governmental Authorities of the premises where any Processing Activities are taking place, to the extent such inspection relates to the Processing Activities for the Licensed Product, and shall provide Galen copies of all correspondence, reports, notices, findings and other material pertinent to such inspections (including all Form 483s) promptly after they are received or produced by or on behalf of Barr from or to the FDA or any other Governmental Authority. All notices shall be sent to Warner Chilcott, Inc., 100 Enterprise Drive, Rockaway, NJ 07866 Attention: Vice President Regulatory Affairs.

ARTICLE 4

FORECASTING, ORDERING AND SHIPPING

4.1 Rolling Forecasts. Throughout the term of this Agreement, Galen shall provide Barr, at least sixty (60) days prior to the first day of each calendar quarter, with a rolling forecast (“Forecast”) prepared in good faith by Galen projecting Galen’s requirements of Finished Product, on a Licensed Product by Licensed Product and Brand by Brand basis, for the twelve (12) month period commencing on the first day of the aforementioned calendar quarter, specifically indicating such projected requirements for each month during such twelve (12) month period. The first three (3) months of each such Forecast shall be binding on Galen, and Barr may, therefore, require Galen to pay for, the amounts of such Licensed Product specified therein, whether or not Galen submits a purchase order therefor in accordance with Section 4.2. Moreover, the quantity (on a Licensed Product by Licensed Product and Brand by Brand basis) set forth in such first three (3) months binding portion of each such Forecast shall be not less than eighty percent (80%), and not more than one-hundred twenty percent (120%), of the quantity therefor set forth in the immediately preceding Forecast relating to such calendar quarter.

4.2 Submission of Purchase Orders. Concurrently with the delivery of each Forecast, Galen shall place a purchase order for Finished Product with Barr, in a format agreed upon by the Parties, specifying the quantities of each Finished Product (on a Licensed Product by Licensed Product and a Brand by Brand basis) to be purchased by Galen with respect to the first calendar quarter of such Forecast, and the place(s) to which and the manner and dates by which delivery is to be made during such calendar quarter. All purchase orders shall be sent by Galen to the attention of the employee of Barr as may from time to time be designated by Barr. Purchase orders made in accordance with this Article 4 shall be deemed to be accepted by Barr if Barr has not rejected said purchase orders in writing within ten (10) Business Days of receipt after the same; provided, that Barr shall not reject any purchase order specifying quantities within the quantity limitations set forth above and which purchase orders are otherwise in accordance with the provisions of this Article 4. Notwithstanding the foregoing, Barr shall promptly notify Galen in writing if at any time Barr has reason to believe that Barr will not be able to fill a purchase order for any Finished Product in all material respects pursuant to the terms and conditions of this Agreement. To the extent the terms of any purchase order or acknowledgment thereof are inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

4.3 Terms of Delivery. Barr shall execute all accepted purchase orders consistent with this Agreement and deliver Finished Product to Galen’s designated carrier at Barr’s facility, to be delivered within +/- seven (7) days of the delivery date specified in Galen’s purchase orders in accordance with Section 4.2. Galen shall be responsible for arranging, at its expense, all shipping, freight and insurance for its orders of Finished Product. Title and risk of loss will pass to Galen when each order of Finished Product is delivered to Galen’s designated carrier at Barr’s facility. If Galen does not timely indicate in writing its selection of a carrier to Barr, Ban shall be entitled to select an appropriate carrier, which in any case shall be a carrier Barr uses to ship its other oral contraceptive products in the ordinary course of its business. Barr shall package each order of Finished Product for shipment in accordance with its customary practices therefor, unless otherwise specified in writing by Galen.

4.4 Accompanying Documentation. With each shipment of Finished Product, Barr shall provide Galen with commercially appropriate shipping documentation (including Galen’s purchase order number and the quantity of the Finished Product) and with a Certificate of Analysis identifying the applicable lot and batch numbers and indicating conformance of the shipment with the Specifications.

4.5 Retention of Samples. Barr shall properly store and retain appropriate samples (identified by lot and batch number) of Finished Product that it supplies to Galen in conditions and for times consistent with all Applicable Law and to permit appropriate or required internal and regulatory checks and references (collectively, the “Shipment Samples”).

ARTICLE 5

INSPECTION AND DEFECTIVE PRODUCTS; PRODUCT RECALL

5.1 Receipt of Finished Product by Galen. Galen shall be entitled to reject any portion or all of any shipment of Finished Product that does not conform to the Certificate of Analysis or otherwise fails to comply with the warranties set forth in Article 8 (unless such non-conformity was attributable to an act or omission of Galen or the common carrier once the Finished Product was delivered by Barr to such common carrier); provided, that (i) Galen shall notify Barr within thirty (30) days after receipt of such shipment if it is rejecting a shipment due to obvious physical damage, obvious packaging defect or quantity discrepancies that are evident upon visual inspection of the packaged Finished Product as shipped by Barr and (ii) in the case of Finished Product having defects other than those obvious defects, Galen shall notify Barr within ninety (90) days after receipt of such Finished Product. Notwithstanding anything contained herein, Galen shall have no obligation to inspect the Finished Product beyond a visual inspection of each shipment for obvious physical damage or quantity discrepancies that are evident upon visual inspection of the packaged Finished Product as shipped by Barr. Without in any way limiting Barr’s indemnity obligation as set forth in Section 9.2, if no notice is provided by Galen within the relevant time periods, then Galen shall be deemed to have accepted the shipment. Any notice of rejection by Galen shall be accompanied by a reasonably detailed statement of its reasons for rejection and a report of any pertinent analysis performed by Galen on the allegedly nonconforming Finished Product, together with the methods and procedures used. Barr shall notify Galen as promptly as reasonably possible, but in any event within fifteen (15) Business Days after receipt of such notice of rejection, whether it accepts Galen’s assertions of nonconformity.

5.2 Replacement Finished Product. Whether or not Barr accepts Galen’s assertion of nonconformity, promptly upon receipt of a notice of rejection, unless otherwise specified by Galen, Barr shall use its Commercially Reasonable Efforts to provide replacement Finished Product for those rejected by Galen in the original shipment. If the Finished Product rejected by Galen from such original shipment ultimately is found to be nonconforming (whether pursuant to

Section 5.1(c) or if Barr so acknowledges in writing), Barr shall bear all expenses for such replacement Finished Product (including all transportation and/or disposal charges and cost of manufacture for such nonconforming Finished Product) to the extent Galen previously paid for any corresponding nonconforming Finished Product. If it is determined subsequently that such Finished Product was in fact conforming (whether pursuant to Section 5.1(c) or if Galen so acknowledges in writing), then Galen shall be responsible not only for the purchase price of the allegedly nonconforming Finished Product (including all transportation charges), but also, upon receipt and acceptance by Galen in accordance with the procedures (and at the same price charged in the original shipment) set forth above, the replacement Finished Product. Replacement shipments shall also be subject to the procedures contained in Section 5.1 (a).

5.3 Independent Laboratory Analysis. If Barr disagrees with any alleged nonconformity timely notified to Barr under Section 5.1, then an independent laboratory (or other expert) of recognized repute reasonably acceptable to both Parties (the “Independent Laboratory”) shall analyze (i) a sample from the relevant shipment provided by Galen and (ii) a Shipment Sample as retained by Barr in accordance with Section 4.5, as may be necessary to substantiate whether the shipment rejected by Galen conformed in all material respects to the Certificate of Analysis and any other pertinent Specifications or otherwise failed to comply with the warranties set forth in Article 8 at the time of delivery to the common carrier. At the same time each party furnishes to the Independent Laboratory its sample, such party shall also furnish to the other party a split sample of such sample. In conducting its analysis hereunder, the Independent Laboratory shall use the same analytical methodology used by Barr. Barr shall provide a reasonably detailed description of such analytical methodology to the Independent Laboratory. Both Parties agree to cooperate with the Independent Laboratory’s reasonable requests for assistance in connection with its analysis hereunder. Both Parties shall be bound by the Independent Laboratory’s results of analysis, which, absent manifest error, shall be deemed final as to any dispute over compliance of the Finished Product in all material respects with the Certificate of Analysis and/or any other pertinent Specifications and/or the warranties set forth in Article 8. If the analysis of the Independent Laboratory shows that the Finished Product does not conform in all material respects to the Certificate of Analysis or any other pertinent Specifications or the warranties set forth in Article 8 at the time of delivery to the common carrier, the costs of such analysis shall be paid by Barr. If the analysis of the Independent Laboratory shows that the Finished Product does conform in all material respects to the Certificate of Analysis and any other pertinent Specifications and the warranties set forth in Article 8 at the time of delivery to the common carrier, the costs of such analysis shall be paid by Galen.

5.4 Disposition of Non-Conforming Finished Product. If Barr acknowledges an alleged nonconformity (or if the Independent Laboratory concludes that the Finished Product was nonconforming in accordance with Section 5.3), Barr promptly (and in any case within thirty (30) days thereafter) shall make arrangements for the return, reworking or disposal, at Barr’s option, of the nonconforming Finished Product. If Barr requests that Galen dispose of such nonconforming Finished Product, Barr shall give Galen written instructions as to how Galen or its agent shall, at Barr’s expense, lawfully dispose of any non-conforming Finished Product, and Galen shall provide Barr with written certification of such destruction. Barr shall pay, or reimburse Galen, for any reasonable return shipping charges or out-of-pocket costs incurred by

Galen for such return shipment or lawful disposal of such nonconforming Finished Product in accordance with Barr’s instructions.

5.5 Product Recall. Responsibility for carrying out any recall, market withdrawal or other corrective action related to the Finished Product shall be assigned to the parties and carried out in accordance with Section 4.4 of the License Agreement.

ARTICLE 6

FINANCIAL PROVISIONS

6.1 Supply Price. Barr shall submit invoices to Galen for Finished Product promptly after shipment. The invoices shall reflect the supply of Finished Product to Galen at a price per unit equal to two (2) times the Fully Loaded Manufacturing Cost for each SKU of Finished Product (other than Professional Samples) and the supply of Professional Samples to Galen at a price per unit equal to one and a quarter (1.25) times the Fully Loaded Manufacturing Cost for such Professional Sample.

6.2 Manner of Payments. All sums due to Barr under this Agreement shall be payable in United States Dollars by bank wire transfer in immediately available funds to such bank account(s) as Barr shall from time to time designate in writing, unless otherwise agreed by the Parties in writing.

6.3 Invoices; Timing of Payments. Each invoice shall specify the purchase order number to which it corresponds and shall reflect the price set forth in Section 6.1. Unless otherwise specified in this Agreement, all amounts due to Barr hereunder shall be paid by Galen within thirty (30) days following the date of invoice.

6.4 Interest on Late Payments. If Galen shall fail to make a timely payment hereunder, any such payment that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at the average one-month London Inter-Bank Offering Rate (LIBOR) for the United States Dollar as reported from time to time in The Wall Street Journal (or, if such rate is not regularly published, as published in such source as the Parties agree), effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue, plus one percent (1%), or such lesser amount that is the maximum amount permitted under Applicable Law.

6.5 Audit Right. Galen shall have the right to have a nationally recognized independent public accounting firm audit, but in any case no more than once per calendar year, Barr’s books and records relating to the Processing Activities, for the sole purpose of verifying Barr’s calculation of Fully Loaded Manufacturing Cost. Such audit shall be at reasonable times during normal business hours and upon reasonable notice to Barr. A copy of such auditing firm’s conclusions of its audit shall be furnished to Barr at least ten (10) Business Days prior to disclosure to Galen to allow Barr an opportunity to review the accuracy of the auditing firm’s conclusions. The conclusions of such audit firm shall be final and binding on the Parties absent manifest error. Galen shall bear the full cost of such audit, unless such audit discloses a variance of more than 5% from Barr’s calculation of its Fully Loaded Manufacturing Cost (based on the aggregate Fully Loaded Manufacturing Cost for all Finished Product hereunder, and not one Finished Product individually), in which event, Barr shall bear the full cost of such audit.

6.6 Tax Withholding. Any payments payable by one Party (the “Withholding Party”) to the other Party under this Agreement may be reduced by the amount required to be paid or withheld pursuant to any Applicable Law, including United States federal, state or local tax law (“Withholding Taxes”). The Withholding Party shall submit to the other Party a copy of an original receipt received by the Withholding Party showing payment thereof, or if such receipt is not available, other reasonable proof of payment of any Withholding Taxes paid or withheld, together with an accounting of the calculations of such taxes, as promptly as practicable but in no case later than thirty (30) days after such Withholding Taxes are remitted to the proper Governmental Authority. The Parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax law or under any other Applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality. The Mutual Confidentiality Agreement between Barr and Galen Holdings, plc, dated as of April 25,2002 (the “Confidentiality Agreement”), shall remain in full force and effect, the terms of which are hereby incorporated by reference, as amended and/or clarified by this Agreement, including in particular by Section 3.1 (a) (as it affects paragraph 4 of the Confidentiality Agreement) and this Article 7.

7.2 Amendments and Clarifications. The Parties hereby acknowledge and agree that (a) Galen agrees to be bound by the terms and conditions of the Confidentiality Agreement as if it were originally a party thereto; (b) the term of the Confidentiality Agreement is amended such that it shall not terminate until the later of (i) five (5) years after the termination of the business relationship between the parties to the Confidentiality Agreement on its original terms or (ii) ten (10) years following the Term (as defined in the License Agreement); (c) the terms of this Agreement and the transactions contemplated hereunder, and any information exchanged hereunder shall be deemed “Confidential Information” for purposes of the Confidentiality Agreement and any use or disclosure thereof shall be governed by this Agreement; (d)(i) Barr shall have the right to disclose the Confidential Information of Galen relating to Finished Product to the extent reasonably necessary for Barr to fulfill its obligations hereunder, and (ii) Galen shall have the right to disclose Confidential Information of Barr relating to the ANDAs or Finished Product to the extent reasonably necessary for Galen to exercise its rights under Section 11.3, including Schedule 11.3, or 12.3; in each case (x) notwithstanding the last sentence of paragraph 1 of the Confidentiality Agreement and (y) provided that Barr or Galen, as the case may be, has obtained appropriate undertakings of confidentiality from the recipient of such Confidential Information and shall be liable for any breach by such recipient of such undertakings; and (e) the legal department of each Party shall be permitted to retain one copy of the other Party’s Confidential Information solely for archival purposes, notwithstanding paragraph 5 of the Confidentiality Agreement. Each Party acknowledges that any and all other information provided to it by the other Party or its representatives concerning such other Party and its

Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the date hereof and the Effective Date.

7.3 Unauthorized Use. If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it shall promptly notify the disclosing Party of such unauthorized use or disclosure.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Representations of Barr for the Finished Product. Barr warrants that all such Finished Product supplied hereunder (i) will conform to the Specifications in effect at the time of manufacture and at the time the same is tendered to the common carrier for delivery hereunder, (ii) will be manufactured, labeled and packaged in accordance with cGMPs and other Applicable Law in effect at the time of manufacture (except to the extent such non-compliance was caused by the Printed Materials or other materials, in each case solely to the extent provided by Galen to Barr for use in the manufacture of the Finished Product), (iii) will not be altered or misbranded under Applicable Law in effect at the time of manufacture (except to the extent such non-compliance was caused by the Printed Materials or other materials, in each case solely to the extent provided by Galen for use in the manufacture of the Finished Product) and (iv) will be free and clear of liens and encumbrances except for liens and encumbrances created by Galen and that may be attached to such Finished Product at the time such Finished Product is provided to Galen.

8.2 Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party that:

(a) such Party is a corporation or entity duly organized, validly existing and, to the extent such concept is recognized in non-United States jurisdictions, in good standing under the Applicable Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) the execution and delivery of this Agreement by such Party and the performance of its obligations hereunder does not require any shareholder action or approval, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action;

(c) except for FDA approval of the AND As, no consent or approval of any Governmental Authority is required in connection with the valid execution, delivery and performance of this Agreement, except where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of such Party to meet its obligations hereunder;

(d) assuming the due authorization, execution and delivery by the other Party, this Agreement is a valid obligation binding upon such Party and is enforceable in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights generally or (ii) equitable principles of general applicability;

(e) the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not and will not conflict with, result in a breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any of the terms, rights, obligations or provisions of (i) any other contractual or other obligations of such Party or to which such Party’s assets are subject that relates to the Licensed Products, (ii) the provisions of its certificate of incorporation, operating documents or bylaws, or (iii) assuming compliance with the matters set forth in subsection (c) above, any order, writ, injunction or decree of any Governmental Authority entered against it or by which it or any of its property is bound except where such breach or conflict would not materially impact the Party’s ability to meet its obligations hereunder;

(f) it shall comply in all material respects with all Applicable Laws applicable to its performance under this Agreement; and

(g) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Party.

8.3 Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF APPLICABLE LAW.

ARTICLE 9

INDEMNIFICATION AND INSURANCE

9.1 By Galen. Galen agrees to defend, indemnify and hold harmless Barr and its Affiliates and their respective officers, directors, employees, agents and representatives (“Related Parties”) from and against any and all Damages incurred or suffered by such Persons to the extent caused by or arising out of or in connection with (a) any breach of any representation or warranty, covenant or agreement made by Galen in this Agreement, (b) any gross negligence or willful misconduct of Galen, its Affiliates or their respective Related Parties in the exercise of any of its rights or the performance of any of its obligations under this Agreement, or (c) subject to Sections 9.2(a) and (b), any liability or other claims, including any claim by a Third Party (a “Third Party Claim”), relating to or arising from any activities with respect to any Licensed Product by Galen or any of its Affiliates or sublicensees, including the marketing, handling, sale or other disposition of any Licensed Product after the Effective Date.

9.2 By Barr. Barr agrees to defend, indemnify and hold harmless Galen and its Affiliates and their Related Parties from and against any and all Damages incurred or suffered by such Persons to the extent caused by or arising out of or in connection with (a) any breach of any representation or warranty, covenant or agreement made by Barr in this Agreement, (b) any gross negligence or willful misconduct of Barr, its Affiliates or their respective Related Parties in the exercise of any of its rights or the performance of any of its obligations under this Agreement, or (c) subject to Sections 9.1(a) and (b), any liability or other claims, including a Third Party Claim, relating to the failure of Barr (or any of its Affiliates or subcontractors and their Related Parties)

to manufacture or have manufactured Licensed Product under this Agreement in conformity with Applicable Law, the ANDAs, the Specifications or cGMPs.

9.3 Notice of Claims; Third Party Claims.

(a) Any Person to be indemnified under this Article 9 (the “Indemnified Party”) shall promptly notify in writing the Party from whom indemnification is sought (the “Indemnifying Party”) of any potentially indemnifiable claim in reasonable detail, provided that any notice failure hereunder shall not limit the obligation of the Indemnifying Party, except to the extent the Indemnifying Party is materially prejudiced thereby.

(b) The Indemnifying Party shall conduct and control the defense of any indemnifiable claim, but may not compromise or settle any such claim in any matter that affects the rights or obligations of the Indemnified Party without the approval of the Indemnified Party, such approval not to be unreasonably withheld. No Indemnified Party may compromise or settle any indemnifiable claim for hereunder without the consent of the Indemnifying Party. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such claim through counsel of its choice, at its own cost and expense.

(c) The Parties shall cooperate in the defense of any indemnifiable claim and shall inform each other of its progress. The Parties shall cooperate to mitigate all Damages in connection with an indemnifiable claim.

9.4 Indemnification Payment Adjustments. The amount of any Damages for which indemnification is provided under this Article 9 shall be net of (a) any amount actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any Person and (b) the amount of any insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages. If the amount to be netted hereunder from any payment required under Article 9 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party in accordance with the terms of this Article 9, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 9 had such determination been made at the time of or prior to such payment.

9.5 Survival. If the Option is exercised, the representations and warranties of the Parties contained herein shall survive the termination of this Agreement and shall remain in full force and effect, regardless of any investigation made by or on behalf of Galen or Barr, for a period of twenty-four (24) months after such termination; provided, that if prior to the end of such 24-month period, a claim for indemnification with respect thereto shall have been properly made hereunder, any representations and warranties that are the subject of such claim shall survive until such claim has been finally adjudicated or settled.

9.6 Insurance. Each Party will obtain and maintain, during the term of this Agreement, at its own cost and expense, with reputable and financially sound insurance carriers, comprehensive commercial general liability insurance, including product liability insurance, to cover such Party’s indemnification obligations hereunder, or self-insurance, in amounts consistent with such Party’s normal business practices. Each Party will name the other Party as an additional insured on each such insurance policy. Each such policy or self-insurance shall be in types and amount that are reasonable and customary in the pharmaceutical industry for companies engaged in similar business and operations and amounts that meet all contractual requirements of each Party’s vendors, distributors or other contractors, at a minimum of fifty million US Dollars (US$50,000,000) coverage. Maintenance of such insurance coverage will not relieve a Party of any responsibility under this Agreement for Damages in excess of such insurance limits or otherwise. Each Party will provide the other Party, upon reasonable request, with a certificate from the insurer(s) evidencing such insurance coverage.

9.7 Limitation of Liabilities. EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER WITH RESPECT TO THIRD PARTY CLAIMS, NEITHER PARTY WILL BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES, HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ITS PERFORMANCE HEREUNDER.

9.8 Sole and Exclusive Remedy. The Parties acknowledge and agree that the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy with respect to the subject matter of this Agreement, except for claims based on fraud or willful misconduct. Notwithstanding the foregoing, the Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement in addition to any other remedy to which they are entitled in equity.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. Unless otherwise agreed in writing by the Parties or terminated sooner as permitted hereunder, this Agreement shall become effective on the Effective Date and shall expire contemporaneously with the License Agreement.

10.2 Termination. This Agreement may be terminated upon the written consent of both Parties. In addition, either Party shall have the right to terminate this Agreement in any of the following events:

(a) Material Breach. Either Party may terminate this Agreement by providing written notice of such termination to the other Party, if (i) the other party fails to pay any amount of money due and payable hereunder and not disputed in good faith, and fails to remedy the same after thirty (30) days written notice or (ii) the other Party is finally adjudicated to have materially breached any provision of this Agreement, which breach materially adversely affects the other Party’s rights under this Agreement, in the aggregate, and the breaching Party fails to remedy the same within ninety (90) days after written notice (a “Breach Notice”) (or, if applicable, such longer period (not exceeding one hundred twenty (120) days) as would be reasonably necessary for a diligent party to cure such material breach; provided, that the breaching Party has commenced and continues diligent efforts to cure during the initial ninety (90) day period following receipt of the Breach Notice.

(b) Termination of License Agreement. This Agreement shall terminate automatically without further action by either Party in the event the License Agreement is terminated.

(c) Bankruptcy. Either Party may, subject to the provisions set forth herein, terminate this Agreement immediately without further notice to the other Party if, at any time, the other Party shall: (i) file in any court pursuant to any statute a petition for bankruptcy or insolvency, or for reorganization in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee or administrator of such Party or of its assets; (ii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within thirty (30) days after the filing thereof; (iii) propose or be a party to any dissolution; or (iv) make an assignment for the benefit of its creditors. For avoidance of doubt, all rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of “intellectual property” as defined thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code; provided, however, that should Barr become a party to a bankruptcy proceeding and such proceeding is not dismissed within thirty (30) days then, to the extent permitted by law, this Agreement and the licenses granted by Barr hereunder shall be adopted by any bankruptcy trustee or relevant third party charged with the disposition of same, and shall not be rejected by same, it being the Parties’ intent that, in such event, Galen and its Affiliates and sublicensees shall be entitled to retain the rights granted to them hereunder by Barr.

ARTICLE 11

RIGHTS AND DUTIES UPON TERMINATION

11.1 Pending Purchase Orders. The termination of this Agreement shall not affect Purchase Orders placed by Galen and accepted by Barr at the time notice of termination is given and until the time any such termination becomes effective.

11.2 Outstanding Payment. Payments of amounts owing to either Party under this Agreement as of its expiration or termination shall be due and payable within the later of: (i) to the extent such amounts can be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, sixty (60) days after the date of such expiration or termination or (ii) ten (10) Business Days after the date in which such amounts can be calculated and a fixed sum determined.

11.3 Termination by Galen for Material Breach by Barr. Notwithstanding anything herein or in the License Agreement to the contrary, if Galen elects to terminate this Agreement pursuant to Section 10.2(a) due to the uncured material breach by Barr of its obligations to supply the Licensed Products under this Agreement, then Barr agrees that Galen shall have the right to manufacture or have manufactured by any third Person, for supply to Galen or any of its designees, any Licensed Product and, in furtherance thereof, Barr shall grant to Galen a non-exclusive worldwide manufacturing license (including a right of reference to the ANDAs to the extent necessary for the manufacture and supply of such Licensed Product in accordance with this Section 11.3), with the right to sublicense, relating solely to the manufacture and supply of such Licensed Product, until the expiration of the License Agreement, and the provisions set forth on Schedule 11.3 shall apply.

11.4 Accrued Rights; Surviving Obligations. Unless explicitly provided otherwise in this Agreement, termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to and shall not result in the waiver of any rights or remedies which shall have accrued to the benefit to any Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations accruing to such Party prior to such termination or which are expressly indicated to survive termination or expiration of the Agreement, including those obligations set forth in Sections 3.6, 4.5, 5.5 and 8.3 and in Articles 6, 7, 9, 11 and 12.

ARTICLE 12

GENERAL PROVISIONS

12.1 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.2 Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party which shall have incurred the same and the other Party shall have no liability relating thereto.

12.3 Force Majeure; Temporary Alternative Manufacture. Neither Party shall be liable to the other Party for loss or damages, or shall have any right to terminate this Agreement for any default or delay attributable to any Force Majeure; provided, that the affected Party gives prompt notice of any such cause to the other Party and of the period for which such Force Majeure is expected to continue. The affected Party shall upon giving such notice be excused from its obligations hereunder to the extent of the actual time and the scope of obligations as it is disabled from performing due to the continuance of the Force Majeure event; provided, further, that such affected Party promptly commences and continues to use its Commercially Reasonable Efforts to (a) cure such disablement and (b) mitigate its effects. If Barr is the affected Party with respect to a Force Majeure that lasts for more than sixty (60) calendar days and during such period Barr cannot supply any Finished Product to Galen as a result of the Force Majeure, notwithstanding anything herein to the contrary, Galen may notify Barr of its intention to manufacture or have manufactured by any third Person, for supply to Galen or any of its designees, such Finished Product and, in furtherance thereof, Barr shall grant to Galen a non-exclusive worldwide manufacturing license (including a right of reference to the ANDAs to the extent necessary for the manufacture of such Finished Product in accordance with this Section 12.3), with the right to sublicense, relating solely to the manufacture of such Finished Product, until the day that is six months after Barr has given Galen written notice that it is ready and able to resume the performance of its obligations under this Agreement.

12.4 Notices. Notices to Barr shall be addressed to:

Barr Laboratories, Inc.

400 Chestnut Ridge Road

Woodcliff Lake, NJ 07677-7668, USA

Facsimile: (201) 930-3335

Attention: President

with a copy to:

Barr Laboratories, Inc.

400 Chestnut Ridge Road

Woodcliff Lake, New Jersey 07677

Facsimile: (201) 930-3335

Attn: General Counsel

Notices to Galen shall be addressed to:

Galen (Chemicals) Limited

4 Adelaide Street

Dun Laoghaire, Co. Dublin, Ireland

Attention: Senior Vice President, Finance

Facsimile No.: 011 353 1 214 8474

with a copy to:

Galen Holdings PLC

c/o Warner Chilcott, Inc.

100 Enterprise Drive

Rockaway, NJ 07866

Attention: Executive Vice President,

Corporate Development and General Counsel

Facsimile No.: (973) 442-3316

Either Party may change the address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by overnight courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth (5th) Business Day following the date of post mark in the case of delivery by mail.

12.5 Assignment. Neither Party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party; except to an Affiliate, or in connection with a merger, reorganization, change of control or sale of all or substantially all of the applicable business. Any purported assignment in violation of the foregoing shall be null and void ab initio and of no force or effect. No assignment of this Agreement will relieve the assigning Party from any of its obligations hereunder. In the event of a permitted assignment, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.

12.6 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

12.7 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The failure of either Party to assert its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

12.8 Governing Law. This Agreement and any dispute arising out of or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York. With respect to any claim, action, arbitration, suit, investigation or proceeding (“Proceeding”) relating to this Agreement, each Party irrevocably agrees and consents to the exclusive jurisdiction of the federal and state courts in Manhattan, New York and waives any objection to venue of any such proceeding brought in any such court. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY SUCH PROCEEDING.

12.9 Escalation. Before either Party shall be entitled to file a lawsuit in connection with disputes under this Agreement, either Party may, by written notice to the other Party, require the Parties to submit any such disputed matter to the Chief Executive Officers of the Parties, who shall meet and use good faith efforts to negotiate a resolution within thirty (30) days of receipt of such notice. In the event that the Chief Executive Officers are unable to resolve such dispute within such 30-day period, either Party shall be entitled to seek all legal recourse available to it in connection therewith. The Chief Executive Officers shall issue their resolution in writing.

12.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall negotiate in good faith for a substitute provision for such invalid, illegal or unenforceable provisions which valid provision shall continue the intent and purpose of such invalid provisions, and the validity, legality and enforceability of the remaining provisions shall not in any way be impaired thereby.

12.11 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.12 Certain Conventions. As used in this Agreement, the masculine shall include the feminine and neuter, and the singular shall include the plural and the plural shall include the singular, in each case as the context may require. The word “including” shall be deemed followed by “without limitation”, “but not limited to” or words of similar meaning. Any reference to an Article, Section, subsection or clause is a reference to an Article, Section, subsection or clause of this Agreement unless otherwise expressly indicated.

12.13 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

12.14 Entire Agreement of the Parties. This Agreement, together with the Schedules and Exhibits hereto and thereto, constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements whether oral or written, between the Parties respecting the subject matter hereof and thereof; except for the Confidentiality Agreement which shall remain in full force and effect as modified hereunder, and the terms of which are incorporated by reference.

12.15 Independent Contractors. The relationship between the Parties created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

12.16 No Third Party Beneficiaries. No Person other than the Parties hereto and their respective Affiliates, successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any legal or equitable rights or benefits to enforce any provision of this Agreement.

12.17 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement as of the date set forth above.

BARR LABORATORIES, INC.

By:	/s/ Paul M. Bisaro
Name:	Paul M. Bisaro
Title:	President & COO

GALEN (CHEMICAL) LIMITED

By:	/s/ Illegible
Name:
Title:

SIGNATURE PAGE TO FINISHED PRODUCT SUPPLY AGREEMENT

Schedule 1.10

Certificate of Analysis

See attached.

Product: [Product Name]

Batch Number:
Expiration Date: N/A
Page 1 of 4
Product Description:
Each package contains XXX tablets each containing
XXX (code XXX), and XXX placebo tablets.

__________________________________________________ [name of product]

[batch No.]

Description:

XXX tablet

Identification:
A (HPLC):
Sample retention times match
standard retention times

B (Melting Point):
Not less than XXX°C

CONTENT UNIFORMITY	–
[component 1]:	x=
Meets USP <905> requirements	RSD:
Range:

[component 2]:	–
Meets USP <905> requirements	x=
RSD:
Range:

Signed:		Date:
Barr Laboratories, Inc.

BARR LABORATORIES • 2 Quaker Road, PO Box 2900, Pomona, NY 10970 • Telephone (845) 362-1100

Product: [Product Name]

Batch Number:

__________________________________________________ DISSOLUTION (single point):	–
-[component 1]:	x=
Min:
Max:

-[component 2]:	–
x=
Min:
Max:

ASSAY:
-[component 1]:
XXX% of label claim.

-[component 2]:
XXX% of label claim.

IMPURITIES/DEGRADATION
PRODUCTS:

XXX

Total (Specified and
Unspecified):
NMT 4.0%

WATER(KF):
NMT 4.0%

Signed:		Date:
Barr Laboratories, Inc.

BARR LABORATORIES • 2 Quaker Road, PO Box 2900, Pomona, NY 10970 • Telephone (845) 362-1100

Product: [Product Name]

Batch Number:

__________________________________________________ Placebo

Description:
XXX tablet.
Debossed with “XXX” on one side and “XXX”
on the other side	Conforms

Identification:
Absence of Spl. peaks corresponding to retention
Times of Std.

Disintegration:
Time XXX minutes. Meets USP <701>
Requirements

Released for XXXXXX Use

Signed:		Date:
Barr Laboratories, Inc.

BARR LABORATORIES • 2 Quaker Road, PO Box 2900, Pomona, NY 10970 • Telephone (845) 362-1100

Schedule 1.20

Sample Calculation of Fully Loaded Manufacturing Cost

FULLY LOADED MANUFACTURING COST - ESTIMATE

Cost / Carton (6)
(a) COST OF GOODS SOLD
Manufacturing Costs
Materials	$2.25
Direct Labor	0.25
Allocable Overhead	1.81
Other 3rd party Costs	—

Sub - Total Manufacturing Costs	$4.31

Packaging Costs
Materials	$0.29
Direct Labor	0.86
Allocable Overhead	2.15
Other 3rd party Costs	—

Sub - Total Packaging Costs	$3.30

TOTAL COST OF GOODS	$7.61

(b) ALLOWABLE 3rd PARTY COSTS
IP Acquisition costs	$—
Royalties to 3rd Parties	—

TOTAL 3rd PARTY COSTS	$—

(c) ALL OTHER ALLOWABLE COSTS
Packaging (reflected above)	$—
Warehousing, containers, insurance, etc.	0.27

TOTAL ALL OTHER COSTS	$0.27

TOTAL COST PER CARTON OF 6	$7.882

TOTAL COST PER 1	$1.314

TOTAL COST PER TABLET	$0.047

Schedule 1.28

Specifications

The Parties acknowledge and agree that specifications for a Licensed Product cannot be determined until such time as the related ANDA becomes an Approved ANDA. As such, within five (5) business days following Galen’s exercise of the Option under the License Agreement, Barr shall prepare and deliver to Galen, and the Parties shall append as additional pages to this Schedule 1.28, specifications for each Licensed Product covered by and in accordance with each Approved ANDA. Where both ANDAs have not become Approved ANDAs at the time Galen exercises the Option, Barr shall prepare and deliver to Galen, and the Parties shall append as additional pages to this Schedule 1.28, specifications for each Licensed Product covered by and in accordance with the second Approved ANDA, such delivery to occur within five (5) business days following the later of (i) the approval of such ANDA and (ii) Galen’s exercise of the Option.

Schedule 11.3

Technology Transfer

In the event Galen obtains a license pursuant to Section 11.3 to manufacture and supply Licensed Product (the “Manufacturing License”), the following provisions shall apply in addition to those set forth in Article 4 of the License Agreement:

1. Transfer of Know-How.

(a) Provision of Materials. Barr shall provide to Galen (i) on the effective date of the Manufacturing License, one (1) copy (in electronic format to the extent available) of (i) each physical embodiment of any Know-How (as defined in the License Agreement) of Barr to the extent relating to and necessary for the manufacture and supply of the Licensed Products (the “Manufacturing Know-How”), each to the extent in Barr’s or any of its Affiliates’, sublicensees’ or subcontractors’ possession or control, and (ii) the ANDAs.

(b) Access to Personnel. Barr shall permit reasonable access to its personnel during normal business hours having relevant knowledge of, or experience with, such materials by Galen’s technically skilled personnel in order to permit Galen to become reasonably familiar with the Manufacturing Know-How being transferred. Barr shall provide the first one hundred twenty (120) employee hours devoted to such access without cost to Galen. Galen shall reimburse Barr for additional, pre-approved employee hours devoted to such access at a rate of $200 per hour.

2. Inspection of Galen Facilities. Galen shall permit Barr or its representatives to inspect, review and audit: (i) those portions of each facility at which any Processing Activities are performed by Galen (or its Affiliates, sublicensees or subcontractors) and (ii) any of Galen’s manufacturing and quality control records and other documentation relating to the Processing Activities (including any internal quality control audits or reviews conducted by Galen and including the opportunity to meet with Galen personnel). Such inspections, reviews and audits shall be for the purpose of ascertaining compliance with Galen’s obligations under this Agreement and with the ANDAs and cGMPs, and reviewing correspondence, reports, filings and other documents from or to Governmental Authorities to the extent related to the Processing Activities. Any information obtained by Barr through such inspections, reviews and audits shall be treated as confidential information of Galen. Such audits, reviews and inspections shall be conducted at Barr’s expense during normal business hours, upon reasonable notice, and no more than twice per year, and in a manner that does not unreasonably interfere with ongoing operations. Barr’s exercise of its inspection rights hereunder shall not discharge any obligation of Galen under this Agreement, other than its obligation to permit inspection and audit under this Section 2.

3. Regulatory Matters.

(a) Barr shall, or shall cause its relevant Affiliate to, prepare (in consultation with Galen) and file, at Galen’s sole cost and expense, such supplemental regulatory filings or amendments (“Galen Supplemental Registrations”), in the form required by Applicable Law, to the ANDAs and drug master files pertaining to the Licensed Products as is necessary for Galen to manufacture or have manufactured such Licensed Products at the designated facility as permitted by the licenses granted hereunder. Galen will provide Barr or its relevant Affiliate with all information and data needed to make such filings. Galen shall not commence the manufacture of any such Licensed Product until all necessary Galen Supplemental Registrations approvals therefor have been obtained from the applicable Governmental Authorities. Barr shall provide a signed statement to this effect, if requested by Galen, in the form required by Applicable Law. In addition, Barr shall from time to time, at Galen’s sole cost and expenses, file such other supplements or amendments to the ANDAs, as provided by Galen in the form required by Applicable Law, to effect any of the following modifications and alterations of the ANDAs in respect of the License Products: (i) change in the manufacturing process, formulation or testing standard relating to such Licensed Product or (ii) change in the packaging of any Licensed Product. Galen shall not implement any such modification or alteration to any Licensed Product set forth in a Galen Supplemental Registration until all necessary Galen Supplemental Registrations approvals have been obtained from the applicable Governmental Authorities.

(b) In the event Barr materially breaches any of the provisions of this Section 3, notwithstanding anything herein to the contrary, in addition to any other rights and remedies to which Galen may be entitled, Galen may elect not to terminate this Agreement pursuant to Section 10.2(a), and instead to require Barr to appoint Galen as its exclusive agent with respect to all approvals and filings in the Territory in connection with the Licensed Products, and, accordingly, to promptly take all steps necessary to effect the foregoing appointment, including writing a letter to the appropriate Governmental Authorities in the Territory. In such event, as Barr’s agent, Galen shall, except as prohibited by Applicable Law, be the lead regulatory party in the Territory, and the rights and obligations of each Party under this Section 3 shall become the rights and obligations of the other Party, as appropriate; provided, that Barr shall retain the final decision-making authority in every matter in connection with the ANDAs pursuant to Sections 4.1(b)(iii) and 4.1(c) of the License Agreement.

(c) Barr shall not be liable to Galen for losses incurred by Galen as a direct or indirect result of Galen’s failure to provide information under this Section 3.